EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
2021 SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – August 23, 2021 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the second quarter ended June 30, 2021 (“Q2”).

Overview
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Q2 2021 net sales increased 82.1% to $6.1 million from $3.3 million in Q2 2020.
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Q2 2021 operating loss was $853,000 compared to operating loss of $1.8 million in Q2 2020.
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Q2 2021 net loss was $894,000, or $0.51 per basic and diluted share, compared to a net loss of $1.8 million, or $1.07 per basic and diluted share in Q2 2020.

        Insignia’s President and CEO, Kristine Glancy, commented, “Q2 2021 revenue was strong driven by the continued momentum on our non-POPS portfolio. Our non-POPS revenue increased 182% versus Q2 2020 partially offset by our POPS revenue declining 9% in the same time period. Similar to Q1 2021, our non-POPS revenue contributed the majority of our revenue with 79% being driven by display, on-pack and mobile businesses. While we are lapping Q2 2020, our most negatively impacted quarter from COVID, the team was also successful in retaining existing clients for repeat programs as well as acquiring new clients for first time programs. I’m optimistic given our expanded internal knowledge, and capabilties from our new hires as well as our existing team, that we can continue to grow in our Non-POPS businesses. While I’m optimistic about the continued potential of our non-POPS businesses, our POPS business continues to be challenged driven by continued competitive presses and the expiration of our 10 year selling agreement with News America Marketing in April 2021.”

Ms. Glancy continued, “We are eager to start engaging with our clients again in-person with the opening of our new office in Minneapolis as well as the return of industry trade shows that we will be both attending and exhibiting. Our new branding continues to resonate with our current and prospective clients, with engagement levels surprassing previous levels on all three of our main social media platforms. Our website has also experienced significant growth in both users +216% as well as time spent on our site +128%. As we execute and plan for the remainder of 2021 and into 2022, our primary focus will be on our growing solutions as we allocate resources and investment; and right-size our resources on POPS. It is imperative that we continue to listen to our clients needs and pivot the organization’s focus to where brands and retailers are looking to spend. With the overall diversity in our product solutions, we believe we are well-suited to address both a brands and retailers need in-store and digitally.”

        On August 13, Insignia filed an 8-K with the Securities and Exchange Commission (SEC) announcing that it would restate its audited financial results for years ended December 31, 2020 and 2019, and the unaudited financial results for the first quarter of 2021 and the first three quarters of 2020 and 2019. The restatement was necessary to correct material misstatements related to accounting for sales taxes. On Augut 23, 2021, the Company filed Form 10-K/A for the years ended December 31, 2020 and 2019 and Form 10-Q/A for the quarters ended March 31, 2021 and 2020 to restate the financial statements. The Company has taken remedial action and will continue to enhance controls over sales taxes. Additional information can be found in the Form 10-K/A filed with the SEC on August 23, 2021.

Q2 2021 Results
Net sales increased 82.1% to $6,096,000 in Q2 2021, from $3,347,000 in Q2 2020, primarily due to a 182% increase in non-POPS revenue, partially offset by a 9% decrease in POPS solutions revenue. Our non-POPS revenue has increased due to both sales to new CPGs and an increase in sales to existing CPGs, as well as the comparison to sales being depressed by the impact of COVID-19 in the three months ended June 30, 2020. Our POPS revenue continues to be negatively impacted by competitive pressures and brands not spending on syndicated signage due to COVID-19.

Gross profit in Q2 2021 increased to $1,208,000, or 19.8% of net sales, from $332,000, or 9.9% of net sales, in Q2 2020. The increase in gross profit was primarily due to the increase in non-POPS revenue, as well as increases to POPS solutions margin as the Company reduced guaranteed payment obligations in 2021 by renegotiating several fixed or store-based retail payment contracts to sign placement-based payment contracts.

Selling expenses in Q2 2021 were $465,000, or 7.6% of net sales, compared to $927,000, or 27.7% of net sales, in Q2 2020 due to staff restructuring-related expense incurred in 2020.

Marketing expenses in Q2 2021 were $260,000, or 4.3% of net sales, were relatively consistent compared to $243,000, or 7.3% of net sales, in Q2 2020.

General and administrative expenses in Q2 2021 were $1,336,000, or 21.9% of net sales, compared to $992,000, or 29.6% of net sales, in Q2 2020 due to increased litigation expenses.

Income tax expense for Q2 2021 was 1.1% of pretax loss, or an expense of $10,000, compared to income tax expense of 0.6% of pretax loss, or an expense of $11,000, in Q2 2020.

As a result of the items above, the net loss for Q2 2021 was $894,000, or $0.51 per basic and diluted share, compared to a net loss of $1,843,000, or $1.07 per basic and diluted share, in Q2 2020.

As of June 30, 2021, cash and cash equivalents and restricted cash totaled $6.0 million, compared to $7.1 million as of December 31, 2020.

About Insignia Systems, Inc.

Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods (CPG) manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K/A for the year ended December 31, 2020 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and 10-Q/A and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		As Restated		As Restated
	2021	2020	2021	2020

Net sales	$6,096,000	$3,347,000	$11,482,000	$7,993,000
Cost of sales	4,888,000	3,015,000	9,345,000	6,728,000
Gross profit	1,208,000	332,000	2,137,000	1,265,000
Operating expenses:
Selling	465,000	927,000	981,000	1,647,000
Marketing	260,000	243,000	495,000	608,000
General and administrative	1,336,000	992,000	3,273,000	1,996,000

Operating loss	(853,000)	(1,830,000)	(2,612,000)	(2,986,000)
Other income (expense), net	(31,000)	(2,000)	1,004,000	7,000

Loss before taxes	(884,000)	(1,832,000)	(1,608,000)	(2,979,000)
Income tax expense (benefit)	10,000	11,000	23,000	(211,000)

Net loss	(894,000)	(1,843,000)	(1,631,000)	(2,768,000)

Net loss per share:
Basic	$(0.51)	$(1.07)	$(0.93)	$(1.60)
Diluted	$(0.51)	$(1.07)	$(0.93)	$(1.60)

Shares used in calculation of net loss per share:
Basic	1,755,000	1,725,000	1,753,000	1,725,000
Diluted	1,755,000	1,725,000	1,753,000	1,725,000

SELECTED BALANCE SHEET DATA

	(Unaudited)	As Restated
	June 30,	December 31,
	2021	2020

Cash and cash equivalents and restricted cash	$5,964,000	$7,128,000
Working capital	5,756,000	7,668,000
Total assets	11,582,000	14,289,000
Total liabilities	6,386,000	7,621,000
Shareholders' equity	5,196,000	6,668,000

Working capital represents current assets less current liabilities.